UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 18)


                             Winn-Dixie Stores, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   974280 10 9
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_]  Rule 13d-1(b)

       [_]  Rule 13d-1(c)

       [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 35 Pages

 CUSIP No. 974280 10 9


 ------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         D.D.I., Inc.
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)
         (a) [X]
         (b) [_]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
         Florida - United States
-------------------------------------------------------------------------------
              5     SOLE VOTING POWER
                    40,787,332
-------------------------------------------------------------------------------
 Number of    6     SHARED VOTING POWER
  Shares            -0-
Beneficially ------------------------------------------------------------------
 Owned By     7     SOLE DISPOSITIVE POWER
   Each             40,787,332
Reporting    ------------------------------------------------------------------
 Person       8     SHARED DISPOSITIVE POWER
  With              -0-
-------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         40,787,332
-------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      [_]
         SHARES (SEE INSTRUCTIONS)
         None Excluded
-------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         28.8%
-------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO
-------------------------------------------------------------------------------

                               Page 2 of 35 Pages

CUSIP No. 974280 10 9

  Item 1(a).       Name of Issuer:
  ----------       ---------------
                   Winn-Dixie Stores, Inc.

  Item 1(b).       Address of Issuer's Principal Executive Offices:
  ----------       ------------------------------------------------
                   5050 Edgewood Ct., Jacksonville, FL 32254-3699

  Item 2(a).       Name of Person Filing:
  ----------       ----------------------
                   D.D.I., Inc.

  Item 2(b).       Address of Principal Business Office or, if none, Residence:
  ----------       ------------------------------------------------------------
                   4310 Pablo Oaks Court, Jacksonville, FL 32224

  Item 2(c).       Citizenship:
  ----------       ------------
                   Florida - United States

  Item 2(d).       Title of Class of Securities:
  ----------       -----------------------------
                   Common Stock

  Item 2(e).       CUSIP Number:
  ----------       -------------
                   974280 10 9
                   -----------

  Item 3.          If this statement is filed pursuant to Rules 13d-1(b), or
  -------          ---------------------------------------------------------
                   13d-2(b) or (c), check whether the  person filing is a:
                   ------------------------------------------------------
                   N/A

  Item 4.          Ownership
  -------          ---------
                   The following ownership information is provided as of December 31, 2005. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to
                   Exhibit I hereto.

                  (a) Amount Beneficially Owned: 40,787,332

                  (b) Percent of Class: 28.8%


                               Page 3 of 35 Pages

CUSIP No. 974280 10 9

                 (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote:
                        40,787,332

                   (ii) shared power to vote or to direct the vote:
                        -0-

                  (iii) sole power to dispose or to direct the disposition of:
                        40,787,332

                  (iv) shared power to dispose or to direct the disposition of:
                       -0-

Item 5.   Ownership of Five Percent or Less of a Class.
------    --------------------------------------------
          N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
------    ---------------------------------------------------------------
          N/A

Item 7.   Identification and Classification of the Subsidiary Which Acquired
------    ------------------------------------------------------------------
          the Security Being Reported on By the Parent Holding Company.
          ------------------------------------------------------------
          N/A

Item 8.   Identification and Classification of Members of the Group.
          ----------------------------------------------------------
          See Exhibit I for the identity of the group members filing this schedule.

Item 9.   Notice of Dissolution of Group.
------    ------------------------------
          N/A

Item 10.  Certification.
          --------------
          N/A

                               Page 4 of 35 Pages

CUSIP No. 974280 10 9

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 7, 2006
Date


By: /s/ E. Ellis Zahra, Jr.
    -----------------------
Signature

D.D.I., Inc.
E. Ellis Zahra, Jr., President
Name/Title

                               Page 5 of 35 Pages

CUSIP No. 974280 10 9


-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Davis Family Irrevocable Term Trust
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)
          (a) [X]
          (b) [_]
-------------------------------------------------------------------------------
    3     SEC USE ONLY
-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Florida - United States
-------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF        48,056,704
   SHARES      ----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY         -0-
   EACH        ----------------------------------------------------------------
 REPORTING     7   SOLE DISPOSITIVE POWER
  PERSON           48,056,704
   WITH
               ----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                   -0-
 ------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          48,056,704
 ------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     [_]
          SHARES (SEE INSTRUCTIONS)
          None Excluded
 ------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          33.9%
 ------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          OO
 ------------------------------------------------------------------------------

                               Page 6 of 35 Pages

CUSIP No. 974280 10 9



     Item 1(a).       Name of Issuer:
     ----------       ---------------
                      Winn-Dixie Stores, Inc.

     Item 1(b).       Address of Issuer's Principal Executive Offices:
     ----------       ------------------------------------------------
                      5050 Edgewood Ct., Jacksonville, FL 32254-3699

     Item 2(a).       Name of Person Filing:
     ----------       ----------------------
                      Davis Family Irrevocable Term Trust

     Item 2(b).       Address of Principal Business Office or, if none,
     ----------       Residence:
                      ---------------------------------------------------------
                      4310 Pablo Oaks Court, Jacksonville, FL 32224

     Item 2(c).       Citizenship:
     ----------       ------------
                      Florida - United States

     Item 2(d).       Title of Class of Securities:
     ----------       -----------------------------
                      Common Stock

     Item 2(e).       CUSIP Number:
     ----------       -------------
                      974280 10 9
                      -----------

     Item 3.          If this statement is filed pursuant to Rules
     -------          ---------------------------------------------------------
                      13d-1(b), or 13d-2(b) or (c), check whether the
                      ---------------------------------------------------------
                      person filing is a:
                      N/A

     Item 4.          Ownership
     -------          ---------
                      The following ownership information is provided as of December 31, 2005. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.
                      (a)  Amount Beneficially Owned:  48,056,704
                      (b)  Percent of Class: 33.9%

                               Page 7 of 35 Pages

CUSIP No. 974280 10 9


                      (c) Number of shares as to which such person has:

                         (i)   sole power to vote or to direct the vote:
                               48,056,704

                        (ii)  shared power to vote or to direct the vote:
                              -0-

                       (iii) sole power to dispose or to direct the disposition of:
                              48,056,704

                        (iv) shared power to dispose or to direct the disposition of:
                              -0-

   Item 5.          Ownership of Five Percent or Less of a Class.
   ------           --------------------------------------------
                    N/A

   Item 6.          Ownership of More than Five Percent on Behalf of
   -------          ------------------------------------------------
                    Another Person.
                    ----------------
                    N/A

   Item 7.          Identification and Classification of the Subsidiary
   ------           -----------------------------------------------------------
                    Which Acquired the Security Being Reported on By the
                    -----------------------------------------------------------
                    Parent Holding Company.
                    -----------------------------------------------------------
                    N/A

   Item 8.          Identification and Classification of Members of the Group.
   -------          ---------------------------------------------------------
                    See Exhibit I for the identity of the group members filing this schedule.

   Item 9.          Notice of Dissolution of Group.
   ------           ------------------------------
                    N/A

   Item 10.         Certification.
   --------         --------------
                    N/A

                               Page 8 of 35 Pages

CUSIP No. 974280 10 9

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 7, 2006
Date


By: /s/ Scott A. Oko
   -----------------------------
Signature

Davis Family Irrevocable Term Trust
Scott A. Oko, Trustee
Name/Title


                               Page 9 of 35 Pages

CUSIP No. 974280 10 9


-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Scott A. Oko
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [X]
         (b) [_]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
         Florida - United States
-------------------------------------------------------------------------------
   NUMBER OF     5   SOLE VOTING POWER
    SHARES           48,057,070
 BENEFICIALLY   ---------------------------------------------------------------
  OWNED BY       6   SHARED VOTING POWER
    EACH             -0-
  REPORTING     ---------------------------------------------------------------
   PERSON        7   SOLE DISPOSITIVE POWER
    WITH             48,057,070
                ---------------------------------------------------------------
    WITH         8  SHARED DISPOSITIVE POWER
                    -0-
 ------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         48,057,070
 ------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [_]
         CERTAIN SHARES (SEE INSTRUCTIONS)
         None Excluded
 ------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         33.9%
  -----------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN
  -----------------------------------------------------------------------------


                               Page 10 of 35 Pages

CUSIP No. 974280 10 9


  Item 1(a).       Name of Issuer:
  ----------       ---------------
                   Winn-Dixie Stores, Inc.

  Item 1(b).       Address of Issuer's Principal Executive Offices:
  ----------       ------------------------------------------------
                   5050 Edgewood Ct., Jacksonville, FL 32254-3699

  Item 2(a).       Name of Person Filing:
  ----------       ----------------------
                   Scott A. Oko

  Item 2(b).       Address of Principal Business Office or, if none, Residence:
  ----------       ------------------------------------------------------------
                   4310 Pablo Oaks Court, Jacksonville, FL 32224

  Item 2(c).       Citizenship:
  ----------       ------------
                   Florida - United States

  Item 2(d).       Title of Class of Securities:
  ----------       -----------------------------
                   Common Stock

  Item 2(e).       CUSIP Number:
  ----------       -------------
                   974280 10 9
                   -----------

  Item 3.          If this statement is filed pursuant to Rules
  -------          -----------------------------------------------
                   13d-1(b), or 13d-2(b) or (c), check whether the
                   -----------------------------------------------
                   person filing is a:
                   -------------------
                   N/A

  Item 4.          Ownership
  -------          ---------
                   The following ownership information is provided as of December 31, 2005. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.
                   (a)   Amount Beneficially Owned:  48,057,070
                   (b)   Percent of Class: 33.9%

                               Page 11 of 35 Pages

CUSIP No. 974280 10 9


                   (c) Number of shares as to which such person has:

                       (i) sole power to vote or to direct the vote:
                           48,057,070

                      (ii) shared power to vote or to direct the vote:
                           -0-

                     (iii) sole power to dispose or to direct the
                           disposition of:
                           48,057,070

                      (iv) shared power to dispose or to direct the
                           disposition of:
                          -0-

   Item 5.         Ownership of Five Percent or Less of a Class.
   ------          --------------------------------------------
                   N/A

   Item 6.         Ownership of More than Five Percent on Behalf of
   ------          --------------------------------------------------
                   Another Person.
                   ---------------
                   N/A

   Item 7.         Identification and Classification of the Subsidiary Which
   ------          ------------------------------------------------------------
                   Acquired the Security Being Reported on By the Parent
                   ------------------------------------------------------------
                   Holding Company.
                   ----------------
                   N/A

   Item 8.         Identification and Classification of Members of
   ----            --------------------------------------------------
                   the Group.
                   ----------
                   See Exhibit I for the identity of the group members filing this schedule.

   Item 9.         Notice of Dissolution of Group.
   ------          ------------------------------
                   N/A

  Item 10.        Certification.
  --------        --------------
                    N/A

                               Page 12 of 35 Pages

CUSIP No. 974280 10 9


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 7, 2006
Date


/s/ Scott A. Oko
----------------
Signature


Scott A. Oko
Name/Title

                               Page 13 of 35 Pages

CUSIP No. 974280 10 9

-------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             T. Wayne Davis
-------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
               (a) [X]
               (b) [_]
-------------------------------------------------------------------------------
    3        SEC USE ONLY
-------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
             Florida - United States
-------------------------------------------------------------------------------
              5     SOLE VOTING POWER
 NUMBER OF          233,731
  SHARE       -----------------------------------------------------------------
BENEFICIALLY  6    SHARED VOTING POWER
 OWNED BY          40,811,332
  EACH        -----------------------------------------------------------------
REPORTING     7    SOLE DISPOSITIVE POWER
 PERSON            233,731
  WITH        -----------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER
                   40,811,332
-------------------------------------------------------------------------------
    9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              41,045,063
-------------------------------------------------------------------------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [_]
              SHARES (SEE INSTRUCTIONS)
              None Excluded
-------------------------------------------------------------------------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              29.0%
-------------------------------------------------------------------------------
   12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              IN
-------------------------------------------------------------------------------

                               Page 14 of 35 Pages

CUSIP No. 974280 10 9


  Item 1(a).    Name of Issuer:
  ----------    ---------------
                Winn-Dixie Stores, Inc.

  Item 1(b).    Address of Issuer's Principal Executive Offices:
  ----------    ------------------------------------------------
                5050 Edgewood Ct., Jacksonville, FL 32254-3699

  Item 2(a).    Name of Person Filing:
  ----------    ----------------------
                T. Wayne Davis

  Item 2(b).    Address of Principal Business Office or, if none, Residence:
  ----------    ------------------------------------------------------------
                1910 San Marco Blvd., Jacksonville, FL 32207

  Item 2(c).    Citizenship:
  ----------    ------------
                Florida - United States

  Item 2(d).    Title of Class of Securities:
  ----------    -----------------------------
                Common Stock

  Item 2(e).    CUSIP Number:
  ----------    -------------
                974280 10 9
                -----------

  Item 3.      If this statement is filed pursuant to Rules
  ------       -----------------------------------------------
               13d-1(b), or 13d-2(b) or (c), check whether the
               -----------------------------------------------
               person filing is a:
               -------------------
               N/A

  Item 4.      Ownership
  -------      ---------
               The following ownership information is provided as of December 31, 2005. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to
               Exhibit I hereto.
               (a) Amount Beneficially Owned: 41,045,063
               (b) Percent of Class: 29.0%

                               Page 15 of 35 Pages

CUSIP No. 974280 10 9


               (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:
                      233,731

                 (ii) shared power to vote or to direct the vote:
                      40,811,332

                (iii) sole power to dispose or to direct the disposition of:
                      233,731

                 (iv) shared power to dispose or to direct the disposition of:
                     40,811,332

  Item 5.    Ownership of Five Percent or Less of a Class.
  ------     --------------------------------------------
             N/A

  Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
  ------     ---------------------------------------------------------------
             N/A

  Item 7.    Identification and Classification of the Subsidiary Which Acquired
  ------     ------------------------------------------------------------------
             the Security Being Reported on By the Parent Holding Company..
             ------------------------------------------------------------
             N/A

  Item 8.    Identification and Classification of Members of
  -------    -----------------------------------------------
             the Group.
             ----------
             See Exhibit I for the identity of the group members filing this schedule.

  Item 9.    Notice of Dissolution of Group.
  ------     ------------------------------
             N/A

  Item 10.   Certification.
  --------   --------------
             N/A

                               Page 16 of 35 Pages

CUSIP No. 974280 10 9

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 7, 2006
Date


By: /s/ E. Ellis Zahra, Jr.
---------------------------
Signature

T. Wayne Davis, Director
By:  E. Ellis Zahra, Jr., Attorney-in-Fact
Name/Title

                               Page 17 of 35 Pages

CUSIP No. 974280 10 9

-------------------------------------------------------------------------------
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) A. Dano Davis
-------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
              (a) [X]
              (b) [_]
-------------------------------------------------------------------------------
  3        SEC USE ONLY
-------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Florida - United States
-------------------------------------------------------------------------------
              5      SOLE VOTING POWER
                     4,978,816
 NUMBER OF    -----------------------------------------------------------------
  SHARES      6      SHARED VOTING POWER
BENEFICIALLY         42,804,363
 OWNED BY     -----------------------------------------------------------------
   EACH       7      SOLE DISPOSITIVE POWER
 REPORTING           4,978,816
  PERSON      -----------------------------------------------------------------
   WITH       8      SHARED DISPOSITIVE POWER
                     42,804,363
-------------------------------------------------------------------------------
    9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              47,783,179
-------------------------------------------------------------------------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [_]
              CERTAIN SHARES (SEE INSTRUCTIONS)
              None Excluded
-------------------------------------------------------------------------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              33.7%
-------------------------------------------------------------------------------
   12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              IN

                               Page 18 of 35 Pages

CUSIP No. 974280 10 9


   Item 1(a).   Name of Issuer:
   ----------   ---------------
                Winn-Dixie Stores, Inc.

   Item 1(b).  Address of Issuer's Principal Executive Offices:
   ----------  ------------------------------------------------
               5050 Edgewood Ct., Jacksonville, FL 32254-3699

   Item 2(a).  Name of Person Filing:
   ----------  ----------------------
                A. Dano Davis

   Item 2(b).  Address of Principal Business Office or, if none, Residence:
   ----------  ------------------------------------------------------------
               4310 Pablo Oaks Court, Jacksonville, FL 32224

   Item 2(c).  Citizenship:
   ----------  ------------
               Florida - United States

   Item 2(d).  Title of Class of Securities:
   ----------  -----------------------------
               Common Stock

   Item 2(e).  CUSIP Number:
   ----------  -------------
               974280 10 9
               -----------

   Item 3.     If this statement is filed pursuant to Rules
   -------     --------------------------------------------
               13d-1(b), or 13d-2(b) or (c), check whether the
               -----------------------------------------------
               person filing is a:
               -------------------
               N/A

   Item 4.     Ownership
   -------     ---------
               The following ownership information is provided as of December 31, 2005. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to
               Exhibit I hereto.
               (a) Amount Beneficially Owned: 47,783,179
               (b) Percent of Class: 33.7%

                               Page 19 of 35 Pages

CUSIP No. 974280 10 9


               (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:
                      4,978,816

                 (ii) shared power to vote or to direct the vote:
                      42,804,363

                (iii) sole power to dispose or to direct the disposition of:
                      4,978,816

                 (iv) shared power to dispose or to direct the disposition of:
                      42,804,363

   Item 5.    Ownership of Five Percent or Less of a Class.
   ------     --------------------------------------------
              N/A

   Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
   ------     ---------------------------------------------------------------
              N/A

   Item 7.    Identification and Classification of the Subsidiary Which Acquired
   ------     ------------------------------------------------------------------
              the Security Being Reported on By the Parent Holding Company.
              ------------------------------------------------------------
              N/A

   Item 8.    Identification and Classification of Members of
   -------    -----------------------------------------------
              the Group.
              ----------
              See Exhibit I for the identity of the group members filing this schedule.

   Item 9.    Notice of Dissolution of Group.
   ------     ------------------------------
              N/A

   Item 10.   Certification.
   --------   --------------
              N/A

                               Page 20 of 35 Pages

CUSIP No. 974280 10 9


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 7, 2006
Date


By: /s/ E. Ellis Zahra, Jr.
    -----------------------
Signature

A. Dano Davis
By:  E. Ellis Zahra, Jr., Attorney-in-Fact
Name/Title

                               Page 21 of 35 Pages

CUSIP No. 974280 10 9

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         (ENTITIES ONLY)
         Charles  P. Stephens
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [X]
         (b) [_]
-------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
         Georgia - United States
-------------------------------------------------------------------------------
  NUMBER OF    5     SOLE VOTING POWER
                     175,489
   SHARES      ----------------------------------------------------------------
BENEFICIALLY   6     SHARED VOTING POWER
  OWNED BY           41,577,857
    EACH       ----------------------------------------------------------------
 REPORTING     7     SOLE DISPOSITIVE POWER
   PERSON            175,489
    WITH       ----------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER
                     41,577,857
-------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         41,753,346
-------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      [_]
         SHARES (SEE INSTRUCTIONS)
         None Excluded
-------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         29.5%
-------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IN
-------------------------------------------------------------------------------

                               Page 22 of 35 Pages

CUSIP No. 974280 10 9

 Item 1(a).      Name of Issuer:
 ----------      Winn-Dixie Stores, Inc.
                 -----------------------

 Item 1(b).      Address of Issuer's Principal Executive Offices:
 ----------      ------------------------------------------------
                 5050 Edgewood Ct., Jacksonville, FL 32254-3699

 Item 2(a).      Name of Person Filing:
 ----------      ----------------------
                 Charles P. Stephens

 Item 2(b).      Address of Principal Business Office or, if none, Residence:
 ----------      ------------------------------------------------------------
                 P O Box 2100, Peachtree City, GA 30269

 Item 2(c).      Citizenship:
 ----------      ------------
                 Georgia - United States

 Item 2(d).      Title of Class of Securities:
 ----------      -----------------------------
                 Common Stock

 Item 2(e).      CUSIP Number:
 ----------      -------------
                 974280 10 9

 Item 3.          If this statement is filed pursuant to Rules
 -------          -----------------------------------------------
                  13d-1(b), or 13d-2(b) or (c), check whether the
                  -----------------------------------------------
                  person filing is a:
                  -------------------
                  N/A

 Item 4.          Ownership
 -------          ---------
                  The following ownership information is provided as of December 31, 2005. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to
                  Exhibit I hereto.
                  (a) Amount Beneficially Owned: 41,753,346
                  (b) Percent of Class: 29.5%

                               Page 23 of 35 Pages

CUSIP No. 974280 10 9

                 (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote:
                        175,489

                   (ii) shared power to vote or to direct the vote:
                        41,577,857

                  (iii) sole power to dispose or to direct the disposition of:
                        175,489

                   (iv) shared power to dispose or to direct the disposition of:
                        41,577,857

 Item 5.   Ownership of Five Percent or Less of a Class.
 ------    ---------------------------------------------------------------------
           N/A

 Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
 ------    ---------------------------------------------------------------------
           N/A

 Item 7.   Identification and Classification of the Subsidiary Which Acquired
 ------    ---------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company..
           ---------------------------------------------------------------------
           N/A

 Item 8.   Identification and Classification of Members of
 -------   -----------------------------------------------
           the Group. See Exhibit I for the identity of the group members filing this schedule.

 Item 9.   Notice of Dissolution of Group.
 ------    ---------------------------------------------------------------------
           N/A

 Item 10.  Certification.
           N/A

                               Page 24 of 35 Pages

CUSIP No. 974280 10 9

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 7, 2006
Date


By: /s/ E. Ellis Zahra, Jr.
    -----------------------
Signature

Charles P. Stephens, Director
By:  E. Ellis Zahra, Jr., Attorney-in-Fact
Name/Title

                               Page 25 of 35 Pages

CUSIP No. 974280 10 9


-------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              Robert D. Davis
-------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
             (a)[X]
             (b)[_]
-------------------------------------------------------------------------------
    3        SEC USE ONLY
-------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
             Florida - United States
-------------------------------------------------------------------------------
 NUMBER OF         5   SOLE VOTING POWER
  SHARES               0
BENEFICIALLY     --------------------------------------------------------------
 OWNED BY          6   SHARED VOTING POWER
  EACH                 40,787,332
REPORTING        --------------------------------------------------------------
 PERSON            7   SOLE DISPOSITIVE POWER
  WITH                 0
                 --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER   40,787,332
-------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             40,787,332
-------------------------------------------------------------------------------
   10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [_]
             SHARES (SEE INSTRUCTIONS)
             None Excluded
-------------------------------------------------------------------------------
   11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             28.8 %
-------------------------------------------------------------------------------
   12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN
-------------------------------------------------------------------------------

                               Page 26 of 35 Pages

CUSIP No. 974280 10 9


  Item 1(a).       Name of Issuer:
  ----------       ---------------
                   Winn-Dixie Stores, Inc.

   Item 1(b).      Address of Issuer's Principal Executive Offices:
   ----------       ------------------------------------------------
                   5050 Edgewood Ct., Jacksonville, FL 32254-3699

   Item 2(a).      Name of Person Filing:
   ----------      ----------------------
                   Robert D. Davis

   Item 2(b).      Address of Principal Business Office or, if none, Residence:
   ----------      ------------------------------------------------------------
                   4310 Pablo Oaks Court, Jacksonville, FL 32224

   Item 2(c).      Citizenship:
   ----------      ------------
                   Florida - United States

   Item 2(d).      Title of Class of Securities:
   ----------      -----------------------------
                   Common Stock

   Item 2(e).      CUSIP Number:
   ----------      -------------
                   974280 10 9
                   -----------

   Item 3.         If this statement is filed pursuant to Rules
   -------         ------------------------------------------------
                   13d-1(b), or 13d-2(b) or (c), check whether the
                   -----------------------------------------------
                   person filing is a:
                   -------------------
                   N/A

   Item 4.         Ownership
   -------         ---------
                   The following ownership information is provided as of December 31, 2005. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to
                   Exhibit I hereto.
                   (a) Amount Beneficially Owned: 40,787,332
                   (b) Percent of Class: 28.8%

                               Page 27 of 35 Pages

CUSIP No. 974280 10 9


                  (c) Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote:
                         0

                    (ii) shared power to vote or to direct the vote:
                         40,787,332

                   (iii) sole power to dispose or to direct the disposition of:
                         0

                    (iv) shared power to dispose or to direct the
                         disposition of:
                         40,787,332

   Item 5.        Ownership of Five Percent or Less of a Class.
   ------         --------------------------------------------
                  N/A

   Item 6.        Ownership of More than Five Percent on Behalf of
   ------         --------------------------------------------------
                  Another Person.
                  ---------------
                  N/A

   Item 7.        Identification and Classification of the Subsidiary Which
   -------        ---------------------------------------------------------
                  Acquired the Security Being Reported on By the Parent
                  -----------------------------------------------------
                  Holding Company.
                  ----------------
                  N/A

   Item 8.        Identification and Classification of Members of the Group.
   ------- See Exhibit I for the identity of the group members filing this schedule.

   Item 9.        Notice of Dissolution of Group.
   -------        ------------------------------
                  N/A

   Item 10.       Certification.
   --------       --------------
                  N/A

                               Page 28 of 35 Pages

CUSIP No. 974280 10 9


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 7, 2006
Date


By: /s/ E. Ellis Zahra, Jr
   -----------------------
Signature

Robert D. Davis
By:  E. Ellis Zahra, Jr., Attorney-in-Fact
Name/Title

                              Page 29 of 35 Pages


                                                                                                                    Exhibit I
                                    OWNERS OF 5% OR MORE OF OUTSTANDING SHARES
                                                 DECEMBER 31, 2005





                                                     SOLE VOTING AND DISPOSITIVE POWER
                             ----------------------------------------------------------------------------------
                                                                                                    Other            SHARED
                                                                            DFI TERM                Family           VOTING
                 Total       T. WAYNE  A. DANO      CHARLES      ROBERT      TRUST                  Members            AND
                 No. of       DAVIS     DAVIS     P. STEPHENS   D. DAVIS   ("DFI")         SAO      Owning        DISPOSITIVE
  OWNER (**)     Shares      ("TWD")   ("DANO")     ("CPS")     ("RDD")       (A)         (***)     Less than 5%      POWER
--------------  ----------   --------- ---------  ------------ ----------- -----------   ---------- ------------  ------------

DFI TERM TRUST  48,056,704(A) -------   -------       -------     -------  48,056,704    48,056,704    -------       -------
SCOTT A. OKO           366    -------   -------       -------     -------     -------         366      -------       -------
AKD-SDS
PARTNERS I,
LTD.             600,600  (B) -------   -------       -------     -------     -------     -------      600,600       -------
AKD-KDO
PARTNERS I,
LTD.             600,600  (B) -------   -------       -------     -------     -------     -------      600,600       -------
AKD-CDC
PARTNERS I,
LTD.             600,600  (B) -------   -------       -------     -------     -------     -------      600,600       -------
JED - WD
CHARITIES,
INC.              12,572  (C) -------   -------       -------     -------     -------     -------      -------        12,572
JED FAMILY
TRUSTS           281,377  (D) -------     3,000       -------     -------     -------     -------      147,770       130,607
DANO FAMILY
TRUSTS           213,490  (E) -------    98,010       -------     -------     -------     -------      -------       115,480
MAD FAMILY
TRUSTS            22,053  (F) -------   -------       -------     -------     -------     -------       22,053       -------
CPS FAMILY
AND TRUSTS       983,374  (G) -------   -------       175,489     -------     -------     -------       17,360       790,525
TWD - WD
CHARITIES,
INC.              24,000  (H) -------   -------       -------     -------     -------     -------      -------        24,000
TWD -
RETIREMENT
PLANS              1,400        1,400   -------       -------     -------     -------     -------      -------       -------
OTHER FAMILY
OF TWD             1,643  (I) -------   -------       -------     -------     -------     -------        1,643       -------
TWD FAMILY
AND TRUSTS        49,043  (J)  49,043   -------       -------     -------     -------     -------      -------       -------
                ----------   --------- ---------  ------------ ----------- -----------   ---------- ------------  ------------
                51,447,822     50,443   101,010       175,489              48,056,704    48,057,070  1,990,626     1,073,184
                ==========   ========= =========  ============ =========== ===========   ========== ============  ============
Percent of Class     36.3%                  0.1%          0.1%                   33.9%       33.9%         1.4%          0.8%


(**) References to ADD and JED pertain to A. Darius Davis and James E. Davis, respectively. ADD, JED, Tine W. Davis ("Tine")
and M. Austin Davis ("MAD"), all of which were brothers and the founders of the issuer, are deceased. RDD, DANO, TWD and CPS are the son of ADD, son of JED, son of Tine, and son-in-law of MAD, respectively.
(***) References to SAO pertain to Scott A. Oko, trustee of DFI Term Trust.

                                                                Page 30 of 35


(A) A trust, formed on November 22, 2004, to which certain shareholders of the issuer, DDI, Inc. and Estuary Corporation ("Estuary") (collectively, the "Grantors") contributed on December 28, 2005 their shares of such corporations' stock in exchange for separate shares of beneficial interest in the trust. As a result of such contributions of securities by the Grantors, the trust has beneficial interest in 33.9% of the issuer's common stock. Such shares of beneficial interest in the trust were held directly on December 31, 2005. On January 3, 2006, the following shares of the issuer's common stock were distributed to Grantors for which the following reporting persons have sole or shared voting and dispositive powers.

                                            Voting and
                                       Dispositive Powers
                                 ----------------------------
                  Reporting
                    Person          Sole             Shared
                 -----------     ----------------------------
                    TWD             183,288
                    DANO          4,877,806         1,758,372
                    DDI          40,787,332 (*)
                                 ----------         ---------
                                 45,848,426         1,758,372
                                 ==========         =========

     (*) Also shared by TWD, DANO, CPS and RDD.

(B) Limited partnership of which its limited partners are trusts FBO MAD family members and the general partner is a corporation, controlled by a non-family member, which is wholly owned by a trust FBO a MAD family member.

(C) Private charitable foundation of which DANO, his sister and his mother are directors and DANO is an officer.

(D) Trusts of which DANO and his sister are co-trustees or each are sole trustee, and his mother, sister and his sister's children are the beneficiaries.

(E) Trusts FBO DANO and/or his sons of which DANO is sole trustee or co-trustee.

(F)  Trusts FBO MAD family members.

(G) CPS, his wife, and his son, each individually, and irrevocable trusts of which CPS is co-trustee with his wife and his wife and children are beneficiaries.

(H)  Private charitable foundation of which TWD is a director.

(I) TWD's sister as custodian for her grandchild and an irrevocable trust FBO TWD's sister's grandchild.

(J) TWD, individually and as custodian for his grandchildren and irrevocable trusts FBO TWD's daughters of which TWD is sole trustee.

                                                                     Schedule A
                            SPECIAL POWER OF ATTORNEY

STATE OF __Florida____________
COUNTY OF _____Duval__________

     KNOW ALL MEN BY THESE PRESENTS: That I, T. WAYNE DAVIS, with offices at 1910 San Marco Boulevard, Jacksonville, Florida, do hereby make, constitute and appoint E. Ellis Zahra, Jr., of 4310 Pablo Oaks Court, Jacksonville, Florida, my true and lawful Attorney-in- Fact, for me and in my name, place and stead:

     to sign, deliver and file in my name and on my behalf all forms or reports required to be filed with the Securities and Exchange Commission by officers and directors and security holders of Winn-Dixie Stores, Inc., a Florida corporation, SEC File No. 1-3657, pursuant to Sections 13d and 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     The rights, powers and authorities of my Attorney-in-Fact, granted in this Special Power of Attorney shall commence and be in full force and effect from the date hereof and shall remain in full force and effect thereafter until I give notice in writing to my Attorney-in-Fact that such Power is terminated.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this __13th__ day of May, 2005.

Signed, sealed and delivered                 ___/s/ T. Wayne Davis______________
in the presence of:                          T. WAYNE DAVIS

_______/s/ Elizabeth Killough______
______/s/ Margaret M. Riley________


STATE OF       _____Florida________
COUNTY OF      _____Duval__________

     Before me, the undersigned, a notary public, State of ____Florida_______ at Large, an officer duly authorized to take acknowledgements, personally appeared
T. WAYNE DAVIS, known to me (or satisfactorily proven) to be the person described in and who executed the foregoing instrument, and he acknowledged before me that he executed the same for the uses and purposes in said instrument set forth.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, this ____13th___ day of May, 2005.

                                        ___/s/ Elizabeth D. Killough____________
                                        Notary Public, State of ___Florida______
                                        at Large

                                   (NOTARIAL SEAL) Elizabeth D Killough
                                                   My Commission DD063099
                                                   Expires December 7 2005

                                                                      Schedule B
                            SPECIAL POWER OF ATTORNEY

STATE OF FLORIDA
COUNTY OF DUVAL

     KNOW ALL MEN BY THESE PRESENTS: That I, A. DANO DAVIS, with offices at 4310 Pablo Oaks Court, Jacksonville, Florida, do hereby make, constitute and appoint
E. Ellis Zahra, Jr., of 4310 Pablo Oaks Court, Jacksonville, Florida, my true and lawful Attorney-in- Fact, for me and in my name, place and stead:

     to sign, deliver and file in my name and on my behalf all forms or reports required to be filed with the Securities and Exchange Commission by officers and directors and security holders of Winn-Dixie Stores, Inc., a Florida corporation, SEC File No. 1-3657, pursuant to Sections 13d and 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     The rights, powers and authorities of my Attorney-in-Fact, granted in this Special Power of Attorney shall commence and be in full force and effect from the date hereof and shall remain in full force and effect thereafter until I give notice in writing to my Attorney-in-Fact that such Power is terminated.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this __12h__ day of May, 2005.

Signed, sealed and delivered                 ____/s/ A. Dano Davis______________
in the presence of:                          A. DANO DAVIS

____/s/ Lori A. Goddard____________
____/s/ Diane P. Vorrase___________

STATE OF FLORIDA
COUNTY OF DUVAL

     Before me, the undersigned, a notary public, State of Florida at Large, an officer duly authorized to take acknowledgements, personally appeared A. DANO DAVIS, known to me (or satisfactorily proven) to be the person described in and who executed the foregoing instrument, and he acknowledged before me that he executed the same for the uses and purposes in said instrument set forth.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, this ___12th____ day of May, 2005.

                                             ___/s/ Helen S. Lundquist__________
                                             Notary Public, State of Florida at
                                             Large

                              (NOTORAL SEAL) HELEN S. LUNDQUIST
                                             My comm. expires Sept. 24, 2005
                                             Comm. No. DD 043421
                                             Bonded thru Not. Pub. Underwriters

                                                                      Schedule C
                            SPECIAL POWER OF ATTORNEY

STATE OF GEORGIA
COUNTY OF FAYETTE

     KNOW ALL MEN BY THESE PRESENTS: That I, CHARLES P. STEPHENS, with offices at One Paschall Road, Peachtree City, Georgia, do hereby make, constitute and appoint E. Ellis Zahra, Jr., of 4310 Pablo Oaks Court, Jacksonville, Florida, my true and lawful Attorney-in- Fact, for me and in my name, place and stead:

     to sign, deliver and file in my name and on my behalf all forms or reports required to be filed with the Securities and Exchange Commission by officers and directors and security holders of Winn-Dixie Stores, Inc., a Florida corporation, SEC File No. 1-3657, pursuant to Sections 13d and 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     The rights, powers and authorities of my Attorney-in-Fact, granted in this Special Power of Attorney shall commence and be in full force and effect from the date hereof and shall remain in full force and effect thereafter until I give notice in writing to my Attorney-in-Fact that such Power is terminated.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this ___11th_____ day of May, 2005.

Signed, sealed and delivered                 __/s/ Charles P. Stephens__________
in the presence of:                          CHARLES P. STEPHENS

_____/s/ Rae Lee Griffin__________

_____/s/ Tracy Lane_______________

STATE OF GEORGIA
COUNTY OF DEKALB

     Before me, the undersigned, a notary public, State of Georgia at Large, an officer duly authorized to take acknowledgements, personally appeared CHARLES P. STEPHENS, known to me (or satisfactorily proven) to be the person described in and who executed the foregoing instrument, and he acknowledged before me that he executed the same for the uses and purposes in said instrument set forth.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, this ___11th____ day of May, 2005.

                                             ___/s/ Lorraine Gredys
                                             Notary Public, State of Georgia at
                                             Large

                                   (NOTARIAL SEAL) Lorraine Gredys
                                                   COMM. EXP. 02-25-08

                                                                      Schedule D
                            SPECIAL POWER OF ATTORNEY

STATE OF FLORIDA
COUNTY OF DUVAL

     KNOW ALL MEN BY THESE PRESENTS: That I, ROBERT D. DAVIS, with offices at 4310 Pablo Oaks Court, Jacksonville, Florida, do hereby make, constitute and appoint E. Ellis Zahra, Jr., of 4310 Pablo Oaks Court, Jacksonville, Florida, my true and lawful Attorney-in- Fact, for me and in my name, place and stead:

     to sign, deliver and file in my name and on my behalf all forms or reports required to be filed with the Securities and Exchange Commission by officers and directors and security holders of Winn-Dixie Stores, Inc., a Florida corporation, SEC File No. 1-3657, pursuant to Sections 13d and 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     The rights, powers and authorities of my Attorney-in-Fact, granted in this Special Power of Attorney shall commence and be in full force and effect from the date hereof and shall remain in full force and effect thereafter until I give notice in writing to my Attorney-in-Fact that such Power is terminated.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this ___10th_ day of May, 2005.

Signed, sealed and delivered                 __/s/ Robert D. Davis______________
in the presence of:                          ROBERT D. DAVIS

____/s/ Lori A. Goddard____________
____/s/ Diane P. Vorrase___________

STATE OF FLORIDA
COUNTY OF DUVAL

     Before me, the undersigned, a notary public, State of Florida at Large, an officer duly authorized to take acknowledgements, personally appeared ROBERT D. DAVIS, known to me (or satisfactorily proven) to be the person described in and who executed the foregoing instrument, and he acknowledged before me that he executed the same for the uses and purposes in said instrument set forth.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, this __10th_____ day of May, 2005.

                                             __/s/ Helen S. Lundquist___________
                                             Notary Public, State of Florida at
                                             Large

                              (NOTORAL SEAL) HELEN S. LUNDQUIST
                                             My comm. expires Sept. 24, 2005
                                             Comm. No. DD 043421
                                             Bonded thru Not. Pub. Underwriters